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                                                                EXHIBIT 10.11(a)

Sanmina Corporation and Novacept hereby agree to amend that certain agreement for electronic manufacturing services entered into by them on June 22, 2001 (the "Agreement") as follows:

Clause IV. Liabilities for Materials

         Section A is hereby clarified by deleting subsections 1 through 3 in their entirety and replacing them with "Parts purchased by Sanmina that have been changed or substituted on the Bill of Material by Novacept, that cannot be cancelled or returned (with reasonable efforts) by Sanmina. Novacept is not liable for the cost of current Bill Of Material required parts in quantities that exceed the quantity required to manufacture the number of units ordered on the Blanket Purchase Order."

Clause VIII. Pricing

         Subsection 2 is hereby clarified by adding to the end, "exceeding fifteen percent (15%) of the market price."

Clause IX. Delivery

         The first paragraph is hereby clarified by deleting the first sentence and replacing it with, "Delivery of all items to Customer under this Agreement A ("Delivery Point"). Sanmina is to notify Customer, in writing via fax or email, on the day Products are available for delivery to the Delivery Point. Risk of loss and title shall pass from Sanmina to Novacept after a reasonable time (24 hours) for Novacept to make arrangements for the pick up of such Product quantities. However, if Sanmina decides to transport Product to Novacept, and chooses the method of transportation, all risk and loss of title to the product remains with Sanmina until receipt by Novacept personnel at Novacept's address specified herein."

         The second paragraph of Clause IX is hereby clarified by deleting it in its entirety and replacing it with "Sanmina shall deliver the Products to the Delivery Point on the Delivery Date. Sanmina shall notify Novacept of any delays or anticipated delays in the delivery of the product which will cause Sanmina to miss the required Delivery Dates specified in the applicable Purchase Order. This notification shall be in writing, via fax or email, and shall be given as soon as Sanmina becomes aware of the likelihood of such failure to deliver on the Delivery Date. For purposes of this agreement, "Delivery Date" means the date on which a quantity of Product is completed and is ready for delivery to the Delivery Point, in the correct quantity and on the date required by the applicable Purchase Order."

Clause XI. Warranty

         The first paragraph is hereby clarified by deleting the second and third sentences in their entirety.

         The first paragraph is hereby further clarified by replacing the fourth sentence with, "As the Customer's sole remedy under this warranty, Sanmina will, at no additional charge to Customer, rework, repair and test of any unit found to contain defects caused by Sanmina, or caused by any components procured by Sanmina from any of its suppliers."

         The first paragraph is hereby further clarified by deleting the sixth sentence in its entirety.

         The first paragraph is hereby further clarified by adding to the sentence, "plus any associated shipping and replacement costs."

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         Clause XI is hereby further clarified by adding a new fourth paragraph as follows: "Sanmina further warrants and represents that all Products delivered to Customer by or on behalf of Sanmina shall meet the Product specifications at the time of delivery and shall be manufactured with all applicable manufacturing, quality control and record-keeping procedures specified by Customer and consistent with industry practice."

Clause XII. General Indemnity

         Clause XII is hereby clarified by adding a new second paragraph as follows: "Sanmina will indemnify and hold harmless Customer, its employees, directors, officers, and agents against any loss, cost, liability or expense (including court costs and the reasonable fees of attorneys and other professionals) to the extent that such loss, cost, liability or expense arises out of, or in connection with, in whole or in part, Sanmina's breach of any of its warranties in Clause XI."

         Clause XII is hereby clarified by adding a new third paragraph as follows: "In the event that either Sanmina or Customer seeks indemnification under this Clause XII, it shall inform the other party of a claim within twenty
(20) days after it receives notice of the claim, shall permit the other party to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration) with counsel mutually satisfactory to both Sanmina and Customer, shall cooperate as reasonably requested (at the expense of the other party) in the defense of the claim, and shall not settle or compromise the claim without the express, prior written consent of the other party. The indemnity agreement in this Clause XII shall not apply to amounts paid in settlement of any loss, claim, damage, liability or action if such settlement is made without the consent of the party providing indemnification, which consent shall not be withheld unreasonably."

Clause XV. Limitation of Liability

         Clause XV is hereby clarified by adding to the beginning of the first sentence, "EXCEPT FOR INDEMNIFICATION OBLIGATIONS UNDER CLAUSE XII".

         Clause XV is hereby clarified by replacing "SANMINA" and "THE CUSTOMER" with "SANMINA OR THE CUSTOMER".

Clause XVI. Miscellaneous

         Subsection D is hereby clarified by adding a new first sentence as follows: "Sanmina may not assign this Agreement without the prior written consent of Customer."

         THIS CLARIFICATION AND THE AGREEMENT AS CLARIFIED BY THIS AMENDMENT SETS FORTH THE ENTIRE AGREEMENT AND UNDERSTANDING OF SANMINA AND NOVACEPT WITH RESPECT TO THE SUBJECT MATTER HEREOF, AND SUPERSEDES ALL PRIOR DISCUSSIONS, AGREEMENTS AND WRITINGS IN RELATION THERETO.

         Except as stated in this Clarification, all other elements of the original Agreement and Exhibits remain unchanged.

         This Clarification may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the parties hereto have caused their duly authorized representatives to execute this Clarification.

SANMINA CORPORATION                    NOVACEPT

By: /s/  Joe W. Drummond               By: /s/ Donald R. Nathe
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Name: Joe W. Drummond                  Name: Donald R. Nathe

Title: Vice President Sales            Title: VP Operations

Date: 6-22-01                          Date: 6-22-01

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